Exhibit 10.30

12 April 2006

Management

Strictly Private & Confidential

Mr Ian Muress

[redacted]

Dear Ian

Re:	Contract of Employment

As discussed and agreed with you back in January 2006, your terms of employment have been revised with effect from 1st January 2006, as follows:

Your role with effect from 1st January 2006 has been agreed as Chief Executive Officer of the newly formed Europe, Middle East and Africa Region (EMEA).

You will continue to report directly to me and will sit on the newly formed Executive Management Committee (ECOM).

Your salary has been increased to £295,000 per annum and will be reviewed after a further 6 month period, ie. 1st July 2006.

As a result of the increase to your basic salary as outlined above, it has also been agreed that your 10% pension contributions will be increased accordingly. Having said this, I have been informed that due to the current Inland Revenue cap, the Company Pension contribution of 10% is £3,100 over the maximum permitted contribution in this financial tax year. Going forward, this should not be a problem as a result of Inland Revenue caps being removed following pension simplification on 6th April 2006. However, in respect of the £3,100, it has been agreed to delay this payment into your pension scheme until the next financial year, at which point we will action the payment directly.

In respect of our conversation in relation to your company car, your original contract (clause 11.1) confirmed an entitlement to a car appropriate to your status not exceeding a list value of £35,000. I can confirm that you may now opt for a car on the same terms but not exceeding a value of £45,000.

Registered Office • 42 Trinity Square • London EC3N 4TH UK • +44 (0) 20 7265 4000 • Fax +44 (0) 20 7265 4004 • www.crawfordandcompany.com

Registered in England No. 2908444 • VAT No. 447 2173 51

12 April 2006

Management

Finally, the notice period to be given by either party under clause 2.1 of your contract has been increased to 12 months notice in writing by either party.

All other terms and conditions remain the same.

I hope that the above clarifies that which has been agreed with you and look forward to working with you in your new role.

Yours sincerely

/s/ L. Claydon for Jeffrey Bowman
Jeffrey Bowman
Chief Operating Officer
Global Property Services

Registered Office • 42 Trinity Square • London EC3N 4TH UK • +44 (0) 20 7265 4000 • Fax +44 (0) 20 7265 4004 • www.crawfordandcompany.com

Registered in England No. 2908444 • VAT No. 447 2173 51